Exhibit 10.2

CENTERLINE

2007 SHARE INCENTIVE PLAN

___________________________________

2007 Outperformance Program

(as adopted by the Compensation Committee on April 18, 2007)

___________________________________

1.	Purpose and Authority; Effective Date

Pursuant and subject to the Centerline 2007 Share Incentive Plan (the “2007 Plan”), Centerline Holding Company and its subsidiaries, including but not limited to Centerline Capital Group, Inc., Centerline Affordable Housing Advisors LLC and CCG Partners, Inc.,have adopted this 2007 Outperformance Program (the “OPP”) in order to further the interests of the 2007 Plan. The Committee has adopted the OPP, on the date designated in the caption above, pursuant to authority delegated to the Committee by the Board as set forth in the Committee’s charter. Participation Percentages may be granted hereunder from and after the date of such adoption. The OPP became effective as of January 1, 2007.

2.	Definitions

Terms in the OPP that begin with an initial capital letter have the defined meaning set forth in Appendix A of the 2007 Plan, unless defined in this Section 2 or elsewhere in the OPP, or the context of their use clearly indicates a different meaning. As used herein, the following terms shall have the meanings set forth below:

“Baseline Per Share Value” means the Fair Market Value of one Common Share as of the Effective Date.

“Dividend Return Per Share” means, as of the Valuation Date, the sum of (a) the aggregate amount of dividends and other cash distributions paid on one Common Share during the Performance Period (excluding dividends and distributions paid in the form of additional Common Shares), and (b) the fair market value (as determined by the Committee in its reasonable discretion), measured as of the Valuation Date, of any securities, other than Common Shares, that are paid in respect of one Common Share during the Performance Period, plus the aggregate amount of dividends and distributions paid on such securities during such period; provided that any dividends or other distributions that are made in cash or other liquid securities shall be deemed to be reinvested in Common Shares (purchased at their Fair Market Value on the dividend payment date or on the distribution date, as the case may be).

“Effective Date” means January 1, 2007.

“Final Participation Percentage” means, as of the Valuation Date, with respect to each OPP Award Recipient, such OPP Award Recipient’s Participation Percentage, plus such OPP Award Recipient’s Unallocated Participation Percentage Share.

“Good Reason” means, with respect to an OPP Award Recipient, (A) if the OPP Award Recipient is a party to a Service Agreement, and “good reason” is defined therein, such definition, or (B) if the OPP Award Recipient is not a party to a Service Agreement or the OPP Award Recipient’s Service Agreement does not define “good reason”: (i) the material reduction of the OPP Award Recipient’s authority, duties and responsibilities, or the assignment to the OPP Award Recipient of duties materially inconsistent with the OPP Award Recipient’s then current position or positions with the Company; (ii) a ten percent or more reduction in the annual base salary of the OPP Award Recipient, or a material reduction in the annual cash bonus opportunity applicable to the OPP Award Recipient, if any, subject to the exceptions set forth in the following sentence; or (iii) the relocation of the OPP Award Recipient’s office to more than 30 miles from his or her current place of employment. For purposes of clause (ii) of the preceding sentence, “Good Reason” shall not occur as the result of a reduction in bonus opportunity that the Company makes in good faith either (x) as part of a Company program to reduce “general and administrative” expenses due to business conditions which reduction is applied to other senior officers generally, or (y) by reason of the OPP Award Recipient’s failure to perform his or her duties and/or achieve personal, departmental, or Company-wide goals and objectives; provided that neither of these exceptions shall apply if the reduction in bonus opportunity occurs in connection with, on, or after a Change in Control.

“Maximum OPP Pool Amount” means U.S. $25,000,000.

“Measurement Date” means December 31, 2009.

“OPP Award” means an award of a Participation Percentage to an OPP Award Recipient under the OPP. Each OPP Award is designed to qualify as a Performance Compensation Award (within the meaning of the 2007 Plan).

“OPP Award Recipient” means an Eligible Person who is designated by the Committee to receive an OPP Award, and who duly and timely executes a Participation OPP Letter.

“OPP Pool” means, as of the Valuation Date, a dollar amount calculated by multiplying the Outperformance Amount by eleven percent (11%); provided, however, that in no event shall the OPP Pool as of the Valuation Date either exceed the Maximum OPP Pool Amount, or be less than zero. This formula for calculating the OPP Pool is the Performance Formula for purposes of Section 10(d) of the 2007 Plan.

“Other Share-Based Securities” has the meaning set forth in Section 4(c).

“Outperformance Amount” for a Valuation Date shall mean the product obtained when –

(i)	an amount equal to the excess of the Total Return Per Share over the Performance Threshold Per Share,

is multiplied by

(ii)	the Weighted Average Shares Outstanding.

“Participation OPP Letter” has the meaning set forth in Section 4(a).

“Participation Percentage” means, with respect to any OPP Award Recipient, such OPP Award Recipient’s percentage of the amounts to be paid under the OPP as set forth in such OPP Award Recipient’s Participation OPP Letter.

“Performance Threshold Per Share” means, as calculated on a per Common Share basis for the Valuation Date, the Baseline Per Share Value of one Share, multiplied by the Target Return Percentage.

“Performance Period” means the period commencing on the Effective Date and ending on the Measurement Date, or, if earlier, upon a Change in Control.

“Qualified Termination” has the meaning set forth in Section 4(d)(i).

“Service Agreement” means, as of a particular date, any employment, consulting or similar service agreement then in effect between an OPP Award Recipient, on the one hand, and the Company, its Manager, or one of their Affiliates, on the other hand, as amended or supplemented through such date.

“Target Return Percentage” means thirty-seven and one-half percent (37.5%) for the period from the Effective Date to the Measurement Date; subject to pro rata reduction for each full month by which the Valuation Date occurs before the Measurement Date.

“Total Return Per Share” means, as calculated on a per Common Share basis as of the Valuation Date, the sum of (i) the Dividend Return Per Share, plus (ii) the difference (positive or negative) between the Fair Market Value of one Common Share on the Valuation Date and the Baseline Per Share Value. Total Return Per Share is the Performance Measure, as authorized under Section 10(d) of the 2007 Plan.

“Unallocated Participation Percentage” means, as of the Valuation Date, the aggregate Participation Percentage of the OPP Pool that is not allocated to any OPP Award Recipient under the OPP whether because such Participation Percentage was not allocated or was forfeited.

“Unallocated Participation Percentage Share” means, as of the Valuation Date, with respect to each OPP Award Recipient, the Unallocated Participation Percentage multiplied by a fraction the numerator of which is such OPP Award Recipient’s Participation Percentage and the denominator of which is the product of (i) 100% minus (ii) the Unallocated Participation Percentage.

“Valuation Date” means the earliest of (i) the Measurement Date and (ii) the date upon which a Change in Control shall occur.

“Weighted Average Shares Outstanding” means, as of the Valuation Date, the weighted average number of Common Shares outstanding during the period from the Effective Date to the Valuation Date.

3.	Administration

(a)      General. The general administration of the OPP and the responsibility for carrying out the provisions of the OPP shall be placed in the Committee and the Board as provided herein, subject to (i) the right of the CEO and Vice-Chairman to make allocations of Participation Percentages and to make OPP determinations reserved to them pursuant to Section 4 below, and (ii) the Committee’s right to delegate administrative actions to the CEO, the Vice-Chairman, and other Employees and any Affiliate (who will act with respect to such delegated matters only at the pleasure of the Committee). The Committee may make such rules and regulations and establish such procedures for the administration of the OPP as it deems appropriate.

(b)     Modification of Award Conditions or Vesting. The Committee may, in its absolute discretion, without amendment to the OPP, accelerate the lapse of restrictions, or waive any condition imposed hereunder, with respect to any OPP Award, or otherwise adjust any of the terms applicable to any such OPP Award; provided, however, that no action under this Section shall adversely affect any OPP Award Recipient without the OPP Award Recipient’s specific written consent.

(d)     Equitable Adjustments. Unless a specific provision in this OPP requires a different adjustment, when determining the OPP Bonus Pool, the Committee shall make equitable adjustments that are consistent with Section 13(a) of the 2007 Plan and not otherwise addressed in this OPP.

(e)      Finality of Decisions; Indemnification and Release of Administrators. All decisions made by the Committee pursuant to the provisions of the OPP shall be final, conclusive and binding on all persons, including the Company and the OPP Award Recipients. No member of the Board or the Committee, nor any officer of the Company or Employee acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the OPP, and all members of the Board or the Committee and each and any officer of the Company or Employee acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

4.	OPP Awards

(a)           Determination of OPP Awards. During Fiscal Year 2007, or as soon thereafter as is reasonably possible, (i) the Committee shall, in such proportions as it shall determine in its sole and absolute discretion, award Participation Percentages to the Company’s CEO, the Vice-Chairman, and any executive officers who are reporting persons for purposes of for Rule 16 under the Exchange Act, and (ii) the CEO and Vice-Chairman, acting together and in writing, shall, in such proportions as they shall determine in their sole and absolute discretion, award the balance of the Participation Percentages to Eligible Persons other than themselves and other Rule 16 reporting persons for such Fiscal Year. In the event the position of either the CEO or Vice-Chairman shall be vacant, the Committee shall designate another executive officer of the Company to participate in the award decision-making process. The total Participation Percentages awarded for the Performance Period shall equal one hundred percent (100%). In accordance with Section 4(d)(iv), forfeited Participation Percentages may be awarded at any time during the Performance Period, and may be awarded to Eligible Persons whose Continuous Service is for less than the full Performance Period, and/or their heirs and successors. All awards of Participation Percentages shall be made in the form of individual written award agreements (substantially in the form attached as Exhibit A, each a “Participation OPP Letter”) executed by the Company, and each individual Eligible Person who receives such an award.

(b)          Calculation of OPP Pool. As soon as practicable following the Valuation Date, but as of the Valuation Date, the Committee shall calculate the size of the OPP Pool, if any. If the performance of the Company has been such that there is no OPP Pool (i.e., that the OPP Pool is zero), then the OPP Award Recipients shall not be entitled to be paid any amounts under the OPP, and the OPP Awards shall be terminated as of the Valuation Date. If the OPP Pool as of the Valuation Date is greater than zero, then the OPP Award Recipients shall be entitled to the payments described in Section 4(c) below.

(c)           Restricted Shares. In the event that the OPP Pool as of the Valuation Date is greater than zero, then the Committee shall make a Restricted Share Award (pursuant to the 2007 Plan) to each OPP Award Recipient whose Continuous Service has not terminated on or before the Valuation Date. The number of Restricted Shares awarded to the OPP Award Recipient shall be calculated as follows with respect to each Restricted Share Award: multiply (x) the OPP Pool calculated as of the Valuation Date, by (y) the Final Participation Percentage for such OPP Award Recipient, then divide the result by (z) the Fair Market Value per Common Share on the Valuation Date. The resulting number will determine the number of Restricted Shares constituting the OPP Award Recipient’s Restricted Share Award. Subject to the terms hereof, the Restricted Share Award for the OPP Award Recipient’s Restricted Shares shall be issued as of the Valuation Date, notwithstanding that, as an administrative matter, certificates representing the Restricted Shares may be issued subsequent to any such date.

(d)	Termination and Forfeiture; Vesting; Change in Control.

(i)            In the event of termination of an OPP Award Recipient’s Continuous Service without Cause or by the OPP Award Recipient with Good Reason or by reason of the OPP Award Recipient’s Retirement, death or Disability (a “Qualified Termination”) prior to the Valuation Date then, with respect to the OPP Award Recipient only, (I) the calculations provided in Sections 4(b) and (c) hereof shall be performed with respect to such Recipient’s OPP Award effective as of the date of the Qualified Termination as if a Change in Control had occurred (with respect to the OPP Award Recipient only) on such date, and (II) the OPP Award Recipient (or the OPP Award Recipient’s estate in the event of death) shall receive Unrestricted Shares equal to the number of Restricted Shares the OPP Award Recipient would otherwise receive as a result of such calculation, in full satisfaction and extinguishment of the OPP Award Recipient’s rights under the OPP and the 2007 Plan.

(ii)           If at any time prior to the Valuation Date an OPP Award Recipient’s Continuous Service shall terminate or cease for any reason other than a Qualified Termination, then such Award Recipient’s OPP Award shall be forfeited at such time. If at any time on or after the Valuation Date (and during the vesting period for Restricted Share Awards) an OPP Award Recipient’s Continuous Service shall terminate or cease for any reason, then such OPP Award Recipient’s rights shall be determined exclusively pursuant to the Restricted Share Award and the 2007 Plan, and the OPP Award Recipient shall have no further rights or claims of any kind under the OPP.

(iii)        Subject to 4(d)(i) and 4(d)(ii) hereof, the Restricted Shares granted pursuant to the OPP shall become vested as follows:

(I)	fifty percent (50%) of such Restricted Shares shall become vested on the first (1st) anniversary of the Measurement Date, and
(II)	the remaining fifty percent (50%) of such Restricted Shares shall become vested on the second (2nd) anniversary of the Measurement Date.

Notwithstanding the foregoing, all unvested Restricted Shares that have not previously been forfeited shall vest immediately upon the occurrence of a Change in Control or a Qualified Termination. For the avoidance of doubt, the vesting of the Restricted Shares pursuant to this Section shall be independent from, and in no way affect, the calculations set forth in Sections 4(b) and 4(c) hereof.

(iv)          Prior to the Valuation Date, the Committee may allocate part or all of any OPP Award or any unvested portion thereof which have been forfeited pursuant to Section 4(d)(ii) to one or more of the other OPP Award Recipients then existing who are not “covered employees” within the meaning of Code Section 162(m) or to one or more new OPP Award Recipients, including newly hired Employees.

(v)         Notwithstanding any terms of the OPP, the 2007 Plan or any OPP Award hereunder, each and every OPP Award and all cash, Restricted Shares, Unrestricted Shares, settlement in Shares, or proceeds from the sale of Shares, made or earned pursuant to the OPP shall be subject to the right of the Company to full recovery (with reasonable interest thereon) in accordance with the terms and conditions of Sections 25 and 26 of the 2007 Plan.

(e)           Issuance of Other Securities in lieu of Common Shares. In lieu of Common Shares, the Committee, in its sole discretion, may permit some or all of the OPP Award Recipients to receive their Restricted Shares in Restricted Share Units or other securities of the Company or any of its Affiliates, that are valued in whole or in part by reference to, or are otherwise calculated by reference to or based on, Common Shares (“Other Share-Based Securities”); provided, that the Committee determines, in good faith, that the aggregate value of such Other Share-Based Securities is equivalent to the value of the Restricted Shares to be issued to such OPP Award Recipient(s) pursuant to Section 4(c). Other Share-Based Securities may be issued in lieu of all the Restricted Shares of such OPP Award Recipient(s) or a portion thereof. The Committee shall determine the rights, restrictions and conditions, under the OPP or otherwise, applicable to such Other Share-Based Securities; provided, however, that unless the Committee provides otherwise, the rights, restrictions and conditions attributable to the Other Share-Based Securities shall be the same as Restricted Shares.

(f)          Rights with Respect to OPP Award. Without duplication of the provisions of Section 13 of the 2007 Plan, if (i) the Company shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or capital stock of the Company or a transaction similar thereto, (ii) any share dividend, share split, reverse share split, share combination, reclassification, recapitalization, significant repurchase of shares, or other similar change in the capital structure of the Company, or any distribution to holders of Common Shares other than ordinary cash dividends, shall occur, or (iii) any other event shall occur which in the reasonable judgment of the Committee necessitates action by way of adjusting the terms of the OPP, then and in that event, the Committee shall take such action as shall be necessary to maintain the OPP Award Recipients’ rights hereunder so that they are substantially proportionate to the rights existing under the OPP prior to such event. After the issuance of the Restricted Shares, the OPP Award Recipient shall possess all incidents of ownership with respect to each Restricted Share which is outstanding, including voting rights, without regard to whether such Restricted Share has then vested, except as otherwise set forth herein or in a Restricted Share Award Agreement.

5.	Continuance of Employment.

Neither the OPP nor the grant of any OPP Award hereunder shall interfere with or limit in any way the right of the Company, the Manager, or any of their Affiliates to terminate any OPP Award Recipient’s employment at any time and for any reason (subject to the terms of any employment agreement), nor shall the OPP or the grant of any OPP Award hereunder impose any obligation on the Company, the Manager, or any of their Affiliates to continue the employment of any OPP Award Recipient.

6.	Requirements of Law.

The grant of OPP Awards and the settlement thereof in accordance with the OPP and the 2007 Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies as may be required.

7.	Miscellaneous

(a)            Amendments. The OPP and any Participation OPP Letter may be amended or modified only in writing by the Committee or the Board; provided that any amendment or modification of any kind which adversely affects any OPP Award Recipient must be consented to by such OPP Award Recipient to be effective as against him or her.

(b)          Incorporation of the 2007 Plan; Interpretation by Committee. The OPP is subject in all respects to the terms, conditions, limitations and definitions contained in the 2007 Plan. In the event of any discrepancy or inconsistency between the OPP and the 2007 Plan, the terms and conditions of the 2007 Plan shall control. Without limiting the generality of the foregoing, the Committee may interpret the 2007 Plan and the OPP, and take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the 2007 Plan, the OPP or the administration or interpretation thereof, with such interpretations, actions, determinations, and decisions to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law, provided that the Committee’s interpretations, actions, determinations, and decisions shall not be entitled to deference on and after a Change in Control except to the extent that such interpretations are made exclusively by members of the Committee who are individuals who served as Committee members before the Change in Control. In the event of any dispute or disagreement as to interpretation of the 2007 Plan or the OPP or of any rule, regulation or procedure, or as to any question, right or obligation arising from or related to the 2007 Plan or the OPP, the decision of the Committee shall, except as provided above, be final and binding upon all persons.

(c)           Restricted Share Issuances. Any issuance of Restricted Shares pursuant to OPP Awards shall occur pursuant to the 2007 Plan, and shall be subject to all terms and conditions thereof.

(d)          Withholding of Tax. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder shall be subject to the withholding of such amounts as the Company reasonably may determine that it is required to withhold pursuant to applicable federal, state or local law or regulation. The Company’s obligation to deliver share certificates (or evidence of book entry) to any OPP Award Recipient is subject to and conditioned on tax withholding obligations being satisfied by such OPP Award Recipient, including the terms of the 2007 Plan applicable thereto.

(e)           Anti-Alienation; Non-Assignability; Etc. Except as otherwise provided by (i) law, (ii) an OPP Award Recipient’s will or by the laws of descent or distribution in the event of the OPP Award Recipient’s death, (iii) a Restricted Share Award, (iv) an OPP Award or (v) the 2007 Plan, neither an OPP Award Recipient nor any other person shall have any right to sell, assign, transfer, pledge, mortgage, or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable or deliverable hereunder, or any part thereof. The designation of a death beneficiary by an OPP Award Participant shall be permissible and shall not constitute a transfer. Except to the extent required by law or as authorized under the 2007 Plan, a Restricted Share Award or an OPP Award, no part of the amounts payable shall, prior to actual payment, (i) be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by an OPP Award Recipient or any other person, (ii) be transferable by operation of law in the event of an OPP Award Recipient’s or any other person’s bankruptcy or insolvency, or (iii) be transferable to a spouse as a result of a property settlement or otherwise, and any attempt to cause any benefit to be so subject under clauses (i), (ii), or (iii) hereof shall be void.

(f)           No Contract for Continuing Services. The OPP shall not be construed as creating any contract for continued services between the Company or its Affiliates and any OPP Award Recipient and nothing herein contained shall give any OPP Award Recipient the right to be retained as an Employee.

(g)           Governing Law; Jurisdiction. The OPP shall be construed, administered, and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof. The Company and each OPP Award Recipient agree that the state and federal courts of New York shall have jurisdiction over any suit, action or proceeding arising out of, or in any way related to, the 2007 Plan or any OPP Award. The parties waive, to the fullest extent permitted by law, any objection which any of them may have to the venue of any such suit, action or proceeding brought in such courts, and any claim that such suit, action or proceeding brought in such courts has been brought in an inconvenient forum. In the event that any party shall not have appointed an agent for service of process in New York, the party agrees that it may be served with process by registered or certified mail, return receipt requested, to the party at its respective address as reflected on the records of the Company. All notices shall be deemed to have been given as of the date so delivered or mailed.

(h)          Non-Exclusivity. The OPP does not limit the authority of the Company, the Committee, or any Affiliate, to grant cash bonuses, to make Awards under the 2007 Plan, or to authorize any other compensation under the 2007 Plan or any other plan or authority, including, without limitation, OPP Awards or other compensation based on the same performance objectives used under the OPP.

(i)            Securities Laws Compliance. Restricted Shares shall not be issued pursuant to the settlement of any OPP Award granted hereunder unless the settlement of such OPP Award and the issuance and delivery of such Restricted Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act, the Exchange Act and the requirements of any stock exchange upon which the Common Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(j)            Section 409A. If and only to the extent that any compensation provided by the OPP may result in the application of Section 409A of the Code, the Company shall, in consultation with the OPP Award Recipient, modify the OPP with respect to such OPP Award Recipient solely in the least restrictive manner necessary in order, where applicable –

(i) to exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A, or

(ii) to comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and to make such modifications, in each case, without any diminution in the value of the benefits granted under the OPP to such OPP Award Recipient.

(k)          Indemnification. The Company hereby agrees to indemnify and to hold harmless the CEO, Vice-Chairman, and each member of the Board and the Committee and other Employees and any Affiliate to whom the Committee delegates authority pursuant to Section 3(a) against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to the OPP or the 2007 Plan, except in the case of willful misconduct.

(l)            Unfunded Nature of Program. This OPP is intended to be an unfunded, nonqualified compensation arrangement for purposes of the Code. Except to the extent that a Participant may otherwise be entitled to preferred status under applicable bankruptcy law, Participants shall have the status of general unsecured creditors of the Company, and the OPP constitutes a mere promise by the Company to make benefit payments in the future to the extent and consistent with the terms of any OPP Awards, the OPP, and the 2007 Plan. Whenever there are any references in the OPP to the crediting of amounts, all such references shall be deemed to refer to notional, book entry transactions.

(m)        Exclusivity of Documents. The liability of the Company for the payment of benefits shall be defined only by this OPP, the 2007 Plan, and the terms of each OPP Award Recipient’s Participation OPP Letter, and the Company shall have no obligation to any Eligible Person under the OPP except as expressly provided herein or therein.

(n)            Binding Effect. The provisions of the OPP shall bind and inure to the benefit of the Company and its successors and assigns and each Participant and each Participant’s successors and assigns.

(o)          Gender. Where appearing in the OPP, the masculine gender shall be deemed to include the feminine gender and the singular number shall include the plural, unless the context clearly indicates to the contrary.

(p)          Term and Expiration. The OPP shall be effective until all OPP Award Recipients have received full settlement of all OPP Awards.

Adopted as of January 1, 2007 at a meeting of the Compensation Committee held April 18, 2007.

CENTERLINE

2007 SHARE INCENTIVE PLAN

___________________________________

2007 Outperformance Program

Exhibit A

___________________________________

[DATE]

CONFIDENTIAL

[Name]

[Address]

Re:	Your Participation Interest for the 2007 to 2009 Performance Period

Dear [Name]:

You have been selected by Centerline Holding Company to be a participant in the Centerline 2007 Outperformance Program (the “OPP”).  Generally, under the OPP, in the event that the Company’s total return per share(as defined in the OPP) to its equity holders during a three-year performance period beginning on January 1, 2007 exceeds 37.5%, then an aggregate outperformance pool comprising eleven percent (11%) of such excess will be formed under the OPP (subject to a maximum pool of U.S. $25,000,000). If and to the extent that any provision contained in this Participation OPP Letter is inconsistent with the OPP, the OPP shall govern.

The aggregate outperformance pool will be paid in the form of restricted common shares, which will vest 50% on each of the first two anniversaries of the end of the performance period, subject to continued employment, except as otherwise provided in the OPP. Special provisions will apply, and you may forfeit some or all of your award, in the event that your employment is terminated. Other special rules apply, such as in the event of a change in control of the Company.

Subject to your acceptance of the terms and conditions of the OPP (which is attached for your review and reference), your Participation Percentage in the OPP is ___%.

Please acknowledge receipt of this letter and acceptance of the foregoing terms and conditions for your participation in the OPP by signing in the space provided below and return the signed letter to the attention of [            ].

Yours truly,	ACKNOWLEDGED BY:

[ ]
[Chairman, Compensation Committee]	[Name of OPP Award Recipient]
[CEO]
[Date]